HEALTH AND RETIREMENT PROPERTIES TRUST

                                  EXHIBIT 12.1
                    Computation of Earnings to Fixed Charges
                             (dollars in thousands)


                                           Years Ended December 31,
                                        ----------------------------

Earnings                         1991      1992      1993      1994       1995
                                 ----      ----      ----      ----       ----
Income before gain on
   sale of properties and
   extraordinary items         $22,079   $27,243   $37,738   $57,878   $61,760
Adjustment for fixed charges    12,305    10,419     6,529    10,096    26,218
                               -------   -------   -------   -------   -------
  Total Earnings               $34,384   $37,662   $44,267   $67,974   $87,978

Fixed Charges:
Interest expense               $11,741   $ 9,466   $ 6,217   $ 8,965   $24,274
Amortization                       564       953       312     1,131     1,944
                               -------   -------   -------   -------   -------
  Total Fixed Charges          $12,305   $10,419   $ 6,529   $10,096   $26,218

Ratio of Earnings to
   Fixed Charges                  2.8x      3.6x      6.8x      6.7x      3.4x